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Filed Pursuant to Rule 424(b)(3)
File No. 333-191913

CAREY WATERMARK INVESTORS INCORPORATED

Prospectus Supplement No. 3 Dated February 21, 2014
To Prospectus Dated December 20, 2013

            This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Carey Watermark Investors Incorporated, dated December 20, 2013 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Carey Watermark Investors Incorporated upon request.

Investment Objectives, Procedures and Policies

            The following section replaces the second bullet point on page 4 in the "Summary—Investment Objectives, Procedures and Policies" section of our prospectus.

  •
  An established, well-performing portfolio.  We believe we have established a diversified, well-performing portfolio of hotels. Our portfolio is comprised of a mix of select-and full-service hotels, representing both current income and growth-oriented properties, with geographic diversification. In 2013, our portfolio has outperformed the U.S. Lodging Industry as a whole with an occupancy of 73.1%, average daily rate ("ADR") of $157.74 and RevPAR of $115.28. This compares to the U.S. Lodging Industry performance, per Smith Travel Research, of 62.3% occupancy, $110.35 ADR and $68.69 RevPAR.

Our Lodging Portfolio

The following section replaces the discussion and tables regarding occupancy, ADR and RevPAR contained on pages 69 to 70 in the "Our Lodging Portfolio" section of our Prospectus.

            The following tables present occupancy, ADR and RevPAR of the hotels in which we had an ownership interest as of the date of this prospectus for 2009 through 2013, including periods prior to our ownership.

Occupancy (%)(1)
Hotel	2009	2010	2011	2012	2013
Hyatt New Orleans French Quarter	42.5%	71.9%	70.7%	63.8%	78.8%
Hampton Inn Boston Braintree	63.2%	73.5%	75.5%	70.7%	70.2%
Hilton Garden Inn New Orleans French Quarter / CBD	61.9%	76.5%	81.8%	79.4%	71.9%
Lake Arrowhead Resort and Spa	47.2%	43.8%	50.1%	45.1%	45.2%
Westin Atlanta Perimeter North	67.6%	69.8%	69.6%	74.8%	73.6%
Courtyard San Diego Mission Valley	76.5%	84.5%	85.4%	85.0%	83.0%
Hilton Southeast Portfolio
Hampton Inn Atlanta Downtown	60.1%	69.0%	63.3%	71.5%	67.5%
Hampton Inn Frisco Legacy Park	70.5%	73.3%	76.0%	74.2%	74.0%
Hampton Inn Memphis Beale Street	71.4%	72.7%	75.5%	80.7%	78.7%
Hampton Inn Birmingham Colonnade	72.6%	70.5%	66.2%	66.8%	64.3%
Hilton Garden Inn Baton Rouge Airport	73.4%	74.3%	68.0%	68.4%	63.0%
Courtyard Pittsburgh Shadyside	79.7%	81.7%	80.4%	76.6%	69.3%
Hutton Hotel Nashville(2)	39.2%	64.7%	72.9%	76.2%	79.0%
Holiday Inn Manhattan 6th Avenue Chelsea	85.7%	92.7%	92.9%	91.2%	91.8%
Fairmont Sonoma Mission Inn & Spa	69.4%	72.6%	71.2%	68.2%	70.0%
Marriott Raleigh City Center	57.4%	65.6%	69.4%	72.0%	71.9%
Hawks Cay Resort	49.9%	54.9%	58.2%	59.0%	63.5%
Renaissance Chicago Downtown	75.3%	73.9%	73.1%	78.4%	78.2%

(1)
Occupancy is the percentage of rooms sold divided by rooms available.
(2)
The Hutton Hotel Nashville opened in February 2009.

ADR(1)
Hotel	2009	2010	2011	2012	2013
Hyatt New Orleans French Quarter	$128.63	$116.08	$124.32	$149.49	$163.21
Hampton Inn Boston Braintree	$114.70	$117.62	$126.24	$133.44	$141.08
Hilton Garden Inn New Orleans French Quarter / CBD	$117.47	$121.24	$127.67	$145.23	$159.24
Lake Arrowhead Resort and Spa	$157.60	$164.08	$152.60	$174.69	$173.19
Westin Atlanta Perimeter North	$100.48	$102.45	$108.94	$109.06	$109.74
Courtyard San Diego Mission Valley	$107.67	$113.04	$116.36	$124.79	$125.10
Hilton Southeast Portfolio
Hampton Inn Atlanta Downtown	$131.89	$136.74	$127.46	$137.11	$140.93
Hampton Inn Frisco Legacy Park	$104.14	$99.19	$105.23	$108.76	$111.78
Hampton Inn Memphis Beale Street	$153.05	$150.83	$153.61	$158.59	$165.86
Hampton Inn Birmingham Colonnade	$100.79	$98.24	$100.09	$100.57	$100.31
Hilton Garden Inn Baton Rouge Airport	$106.97	$102.14	$100.69	$110.79	$111.29
Courtyard Pittsburgh Shadyside	$145.45	$142.63	$146.41	$156.07	$163.53
Hutton Hotel Nashville(2)	$142.08	$152.90	$165.40	$180.64	$204.93
Holiday Inn Manhattan 6th Avenue Chelsea	$178.78	$197.30	$214.38	$226.65	$209.79
Fairmont Sonoma Mission Inn & Spa	$260.02	$262.91	$285.87	$309.63	$309.47
Marriott Raleigh City Center	$125.29	$125.39	$133.11	$135.71	$138.10
Hawks Cay Resort	$254.62	$245.50	$279.50	$291.63	$287.66
Renaissance Chicago Downtown	$186.97	$197.32	$203.30	$208.41	$220.87

(1)
ADR is room revenue divided by rooms sold, displayed as the average rental rate for a single room.
(2)
The Hutton Hotel Nashville opened in February 2009.

RevPAR(1)
Hotel	2009	2010	2011	2012	2013
Hyatt New Orleans French Quarter	$54.65	$83.49	$87.93	$95.39	$128.68
Hampton Inn Boston Braintree	$72.48	$86.42	$95.37	$94.40	$99.01
Hilton Garden Inn New Orleans French Quarter / CBD	$72.67	$92.80	$104.48	$115.31	$114.44
Lake Arrowhead Resort and Spa	$74.35	$71.89	$76.42	$78.83	$78.33
Westin Atlanta Perimeter North	$67.91	$71.51	$75.82	$81.53	$80.82
Courtyard San Diego Mission Valley	$82.37	$95.57	$99.31	$106.11	$103.78
Hilton Southeast Portfolio
Hampton Inn Atlanta Downtown	$79.22	$94.31	$80.62	$98.00	$95.15
Hampton Inn Frisco Legacy Park	$73.42	$72.72	$79.98	$80.71	$82.72
Hampton Inn Memphis Beale Street	$109.30	$109.59	$116.01	$127.91	$130.49
Hampton Inn Birmingham Colonnade	$73.18	$69.25	$66.30	$67.15	$64.46
Hilton Garden Inn Baton Rouge Airport	$78.48	$75.89	$68.42	$75.82	$70.14
Courtyard Pittsburgh Shadyside	$115.88	$116.59	$117.72	$119.49	$113.39
Hutton Hotel Nashville	$55.67	$98.97	$120.50	$137.61	$161.95
Holiday Inn Manhattan 6th Avenue Chelsea	$153.22	$182.95	$199.06	$206.65	$192.48
Fairmont Sonoma Mission Inn & Spa	$180.49	$190.82	$203.65	$211.31	$216.69
Marriott Raleigh City Center	$71.96	$82.21	$92.44	$97.72	$99.29
Hawks Cay Resort	$127.15	$134.70	$162.76	$172.05	$182.53
Renaissance Chicago Downtown	$140.81	$145.87	$148.69	$163.41	$172.81

(1)
RevPAR is room revenue divided by available rooms.
(2)
The Hutton Hotel Nashville opened in February 2009.

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  Filed Pursuant to Rule 424(b)(3) File No. 333-191913
CAREY WATERMARK INVESTORS INCORPORATED
Prospectus Supplement No. 3 Dated February 21, 2014 To Prospectus Dated December 20, 2013